UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
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Lockheed Martin Corporation

(Name of Registrant as Specified in Its Charter)

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NOTE: Commencing April 12, 2011, the following materials are being sent to certain stockholders or used by Lockheed Martin employees to communicate with stockholders about the upcoming annual meeting. For more information, see our 2011 proxy statement dated March 11, 2011. The proxy statement and annual report may be viewed online at www.lockheedmartin.com/investor.

Lockheed Martin Corporation

Annual Meeting of Stockholders

April 28, 2011

Supplemental Proxy Information

Proposal 3 – Adoption of the Lockheed Martin Corporation 2011 Incentive Performance Award Plan (“2011 IPAP”)

Lockheed Martin Corporation is providing an update regarding management’s proposal seeking approval of the 2011 IPAP.

Two proxy advisory firms now have issued recommendations to vote FOR the 2011 IPAP.

Investors relying on the recommendations of ISS should review the most recent ISS report, because ISS has changed its initial recommendation and is now recommending a vote “FOR” the 2011 IPAP in its revised report dated April 9, 2011. ISS recalculated its cost-based analysis of “shareholder value transfer” and concluded that the resulting number is within an acceptable range for plan cost. ISS updated its analysis of the plan to exclude shares that may be issued under our Deferred Management Incentive Compensation Plan (DMICP) given that there is no discount or matching award on shares purchased at the then-current market price under the plan. Based on the revised calculations, ISS concluded that the cost of the company’s equity compensation program is reasonable, and that a vote FOR the 2011 IPAP is warranted.

We believe that equity plays a very important and critical role in executive compensation. Equity compensation appropriately aligns the interests of management with the interests of our stockholders and links pay with performance.

Your Board recommends that stockholders vote FOR Proposal 3.

If you have already voted your shares and wish to change your vote, you may do so by submitting revised voting instructions based on the directions provided by your broker, bank or other financial institution if your shares are held in street name. If you are a holder of record, you may change your vote by obtaining and submitting a new proxy card by contacting our transfer agent, Computershare Trust Company, N.A., toll-free at (877) 498-8861.